FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or suspension of Duty to file Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                    Commission File No. 0-21998

                       Porter McLeod National Retail, Inc.
                       -----------------------------------
             (Exact name of registrant as specified in its charter)

                 5895 East Evans Avenue, Denver, Colorado 80222
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.0001 Par Value
                         ------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)91)(i)         [X]       Rule 12h-3(b)(1)(ii)         [ ]
        Rule 12g-4(a)(1)(ii)        [ ]       Rule 12h-3(b)(2)(i)          [ ]
        Rule 12g-4(a)(2)(i)         [ ]       Rule 12h-3(b)(2)(ii)         [ ]
        Rule 12g-4(a)(2)(ii)        [ ]       Rule 15d-6                   [ ]
        Rule 12h-3(b)(1)(i)         [ ]

        Approximate number of holders of record as of the certification or
 notice dated:   90

        Pursuant to the requirements of the Securities Exchange Act of 1934, Porter McLeod National Retail, Inc. has cause this certification /notice to be signed on its behalf by the undersigned duly authorized person.

        DATED:  March 31, 1997                      BY:    /s/  Joseph McLeod
                --------------                            --------------------
                                                          President, Chief
                                                          Executive Officer